UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 7, 2016

AgroFresh Solutions, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-36316 (Commission File Number)	46-4007249 (I.R.S. Employer Identification Number)

One Washington Square 510-530 Walnut Street, Suite 1350 Philadelphia, PA (Address of principal executive offices)	19106 (Zip code)

(267) 317-9139

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐                         Written communications pursuant to Rule 425 under the Securities Act

☐                         Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 7, 2016, AgroFresh Solutions, Inc. (the “Company”) and Margaret M. Loebl, the Company’s former Chief Financial Officer, entered into a separation agreement and release (the “Separation Agreement”), setting forth the terms of Ms. Loebl’s previously-announced departure from the Company. The Separation Agreement provides for severance benefits as provided for in Ms. Loebl’s employment agreement with the Company covering a termination by the Company without “Cause.” In particular, following a revocation period provided for by the Separation Agreement, Ms. Loebl will be entitled to receive (i) a severance payment of $1,004,250, payable in equal installments over a 12-month period, (ii) a pro rata portion of her annual bonus earned for 2016, if any, based on the portion of 2016 during which Ms. Loebl was employed by the Company, and (iii) an amount equal to the difference between the premium paid for any COBRA coverage elected by Ms. Loebl and the premium charged by the Company to an active employee for comparable coverage, for up to a 12-month period. The Separation Agreement provides that, consistent with the terms of Ms. Loebl’s employment agreement, nonqualified stock option agreement and restricted stock agreement with the Company, the options to purchase 171,875 shares of common stock and the 85,938 restricted shares of common stock previously granted to her will be fully vested. The Separation Agreement contains customary confidentiality provisions and a release of claims, as well as an acknowledgment of Ms. Loebl’s existing non-competition and non-solicitation obligations, pursuant to her employment agreement with the Company.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Exhibits

(d) Exhibits.

Exhibit Number	Exhibit

10.1	Separation Agreement and Release between the Company and Margaret M. Loebl.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 12, 2016

AGROFRESH SOLUTIONS, INC.

By:	/s/ Thomas Ermi
Name: Thomas Ermi
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Separation Agreement and Release between the Company and Margaret M. Loebl.